Exhibit 99.1

Tattooed Chef Announces $40 million Credit Facility

PARAMOUNT, Calif., – August 8, 2022 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, announced today an expanded and extended secured revolving credit facility (“the Credit Facility”) with UMB Bank, N.A., a subsidiary of UMB Financial Corporation. The Credit Facility was increased to $40 million from $25 million and has a three-year term set to mature in September 2025. The prior facility, also with UMB, was scheduled to mature in September 2023.

Tattooed Chef expects to use the Credit Facility for general corporate purposes, which may include the funding of acquisitions, capital improvement projects, and internal growth initiatives.

“We are very pleased to extend our long-standing relationship with UMB and appreciate their continued support of our business and vision,” said Sam Galletti, President and CEO of Tattooed Chef. “This expanded and extended credit facility significantly enhances our liquidity and our runway, and provides us with the financial flexibility to execute on our balanced, multi-pronged capital allocation strategy.”

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower crust pizza, handheld burritos, and quesadillas, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

Follow us on social: Facebook, Instagram, TikTok, Twitter, and LinkedIn and Taste the Jams on Spotify.

Forward Looking Statements

This notice contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans or events, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be accompanied by words such as “may,” “will,” “expect” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including those described in “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021. We caution readers not to place undue reliance upon any forward-looking statements.

INVESTORS

Stephanie Dieckmann, CFO	Devin Sullivan, SVP
Tattooed Chef	The Equity Group Inc.
(562) 602-0822	(212) 836-9608
dsullivan@equityny.com

Karin Daly, VP
The Equity Group Inc.
(212) 836-9623
kdaly@equityny.com

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